Exhibit 1.1
FORM OF AGENCY AGREEMENT
November ◆, 2009

Vuzix Corporation
75 Town Centre Drive
Rochester, New York, 14623
Attention: Paul J. Travers, President & Chief Executive Officer
Dear Sirs:
The undersigned, Canaccord Capital Corporation (“Canaccord”) and Bolder Investment Partners, Ltd. (“Bolder” and, together with Canaccord, the “Canadian Agents”), and Canaccord Adams Inc. (the “U.S. Agent”, and together, with the Canadian Agents, the “Agents”) understand that Vuzix Corporation, a Delaware corporation (the “Company”), proposes to complete its initial public offering by offering for sale a minimum of ◆ units of the Company (the “Offered Units”) and a maximum of ◆ Offered Units at a price (the “Offering Price”) of $◆ per Offered Unit to raise minimum gross proceeds of $6,000,000 and maximum gross proceeds of $12,500,000 (the “Offering”). Each Offered Unit is comprised of one share of common stock of the Company (the “Offered Shares”) and one-half of one common stock purchase warrant (each whole common stock purchase warrant, a “Warrant” and collectively, the “Warrants”). Each whole Warrant will entitle the holder to purchase one additional share of common stock of the Company (the “Warrant Shares”) at a price of $◆ at any time until ◆, 2012, subject to acceleration in accordance with the terms of the Warrant Indenture (as defined below).
The Canadian Agents propose to offer the Offered Units for sale (through the U.S. Agent in the case of sales to U.S. Persons as defined below), as agents of the Company, on a commercially reasonable “best efforts” basis, in the manner contemplated by this Agreement to investors (the “Purchasers”) pursuant to the terms and conditions of this Agreement.
1. Definitions
1.1 In this Agreement the following terms will have the following meanings:
(a)	“Agency Fee” has the meaning given to it in Section 6.1;

(b)	“Agents” has the meaning given to it in the first paragraph of this Agreement;

(c)	“Agreement” means this agreement as it may be amended, modified or supplemented from time to time in accordance with its terms;

(d)	“Applicable Securities Laws” means, collectively, the Canadian Securities Laws and the U.S. Securities Laws;

(e)	“Business Day” means a day other than a Saturday, a Sunday or a statutory holiday in the Provinces of British Columbia or Ontario or the State of New York;
(f)	“Canadian Commissions” means the securities regulatory authorities in each of the Qualifying Provinces;

(g)	“Canadian Prospectus” means, collectively, the Preliminary Canadian Prospectus, the Final Canadian Prospectus and the Canadian Supplemented Prospectus;

(h)	“Canadian Securities Laws” means all applicable securities laws in each of the Qualifying Provinces and the respective regulations and rules under such laws together with applicable published policy statements, notices and rulings adopted by the Canadian Commissions;

(i)	“Canadian Supplemented Prospectus” means a supplemented Canadian prospectus that complies with NI 44-103;

(j)	“Claims” has the meaning given to it in Section 10.1;

(k)	“Closing” means the completion of the issue and sale by the Company of the Offered Units pursuant to this Agreement;

(l)	“Closing Date” means ◆, 2009 or such other date not later than ◆, 2009 [NTD: 90 days after Effective Date] as the Company and the Agents may agree upon in writing or as may be changed pursuant to Section 8.2;

(m)	“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Company and the Agents may agree;

(n)	“Compensation Options” has the meaning given to it in Section 6.2 of this Agreement;

(o)	“Compensation Option Shares” means the shares of common stock of the Company issuable upon exercise of the Compensation Options;

(p)	“Compensation Option Warrants” means the common stock purchase warrants of the Company issuable upon exercise of the Compensation Options;

(q)	“Compensation Option Warrant Shares” means the shares of common stock of the Company issuable upon exercise of the Compensation Option Warrants;

(r)	“Distribution” means “distribution” or “distribution to the public” as those terms are defined under Canadian Securities Laws;

(s)	“Distribution Period” means the period commencing on June 30, 2009 and ending (i) in Canada, on the date of the completion of the Distribution of the Offered Units; and (ii) in the United States on the earlier of the expiry date of the Warrants or the date the last Warrant has been exercised;

(t)	“Effective Date” and “Effective Time” mean, respectively, the date and the time as of which the Registration Statement, or the most recent post-effective amendment thereto, if any, are declared effective by the SEC;

(u)	“Final Canadian Prospectus” means the (final) base PREP prospectus of the Company dated ◆ 2009, filed with the OSC, as principal regulator, and the other Canadian Commissions in accordance with MI 11-202 and NI 44-103;

(v)	“Final Receipt” means the receipt of the OSC issued in accordance with MI 11-102 and NP 11-202 evidencing that a receipt for the Final Canadian Prospectus has been issued by each of the Canadian Commissions;

(w)	“Final U.S. Prospectus” means the (final) prospectus of the Company dated ◆, 2009 filed with the SEC pursuant to Rule 424(b) of the SEC Rules;

(x)	“Jurisdictions” means each of the Qualifying Provinces and the United States;

(y)	“Leased Premises” means all premises which are material to the Company or the Operating Subsidiary and which the Company or the Operating Subsidiary occupy as a tenant;

(z)	“Material Adverse Effect” means, with respect to any person or entity, a material adverse effect on the business, affairs, property, liabilities (contingent or otherwise), operating results, capital or prospects of such person or entity on a consolidated basis;

(aa)	“Material Contracts” means each of the agreements referred to in the Final Canadian Prospectus under the heading “Material Contracts” which have been executed on or before such date as the context may require;

(bb)	“MI 11-102” means Multilateral Instrument 11-102 — Passport System of the Canadian Securities Administrators;

(cc)	“NI 41-101” means National Instrument 41-101 — General Prospectus Requirements of the Canadian Securities Administrators;

(dd)	“NI 44-103” means National Instrument 44-103 — Post-Receipt Pricing of the Canadian Securities Administrators;

(ee)	“Notice” has the meaning given to it in Section 20;

(ff)	“NP 11-202” means National Policy 11-202 — Process for Prospectus Reviews in Multiple Jurisdictions of the Canadian Securities Administrators;

(gg)	“Offered Units” has the meaning given to it in the first paragraph of this Agreement;

(hh)	“Offering” has the meaning given to it in the first paragraph of this Agreement;

(ii)	“Operating Subsidiary” means Vuzix (Europe) Limited;

(jj)	“OSC” means the Ontario Securities Commission;

(kk)	“Permits” has the meaning given in Section 2.1(ggg);

(ll)	“Preliminary Canadian Prospectus” means, collectively: (i) the preliminary prospectus of the Company dated June 30, 2009; and (ii) the Amended and Restated preliminary base PREP prospectuses dated September 4, 2009 and October 16, 2009, each as filed with the OSC and the other Canadian Commissions pursuant to MI 11-202 and NI 44-103, as applicable;

(mm)	“Preliminary Prospectuses” means the Preliminary Canadian Prospectus and the Preliminary U.S. Prospectus;

(nn)	“Preliminary Receipt” means the receipt of the OSC issued in accordance with MI 11-102 and NP 11-202 evidencing that a receipt for the Preliminary Canadian Prospectus has been issued by each of the Canadian Commissions;

(oo)	“Preliminary U.S. Prospectus” means each prospectus included in the Registration Statement, or amendments thereof, before it became effective under the U.S. Securities Act and any prospectus filed with the SEC by the Company with the consent of the Agents pursuant to Rule 424(a) of the SEC Rules;

(pp)	“Prospectus Amendment” means any amendment and supplement to the Final Canadian Prospectus or the Final U.S. Prospectus;

(qq)	“Prospectuses” means the Canadian Supplemented Prospectus and the Final U.S. Prospectus;

(rr)	“Purchasers” has the meaning given to it in the fourth paragraph of this Agreement;

(ss)	“Qualifying Provinces” means each of the provinces of Canada except Quebec;

(tt)	“Registration Statement” has the meaning given to it in Section 2.1(a);

(uu)	“SEC” means the United States Securities and Exchange Commission;

(vv)	“SEC Rules” means the rules and regulations of the SEC;

(ww)	“Securities” means the Offered Units, the Offered Shares, the Warrants, the Warrant Shares, the Compensation Options, the Compensation Option Shares, the Compensation Option Warrants and the Compensation Option Warrant Shares;

(xx)	“Sub-Agent” has the meaning given to it in Section 3.2;

(yy)	“Supplemental Receipt” means the receipt of the OSC issued in accordance with MI 11-102 and NP 11-202 evidencing that a receipt for the Canadian Supplemented Prospectus has been issued by each of the Canadian Commissions;

(zz)	“to the best of the knowledge of” means (unless otherwise expressly stated) a statement to the best of the declarant’s knowledge after due inquiry and, in the case of the Company, means the knowledge after due inquiry of each of Paul Travers and Grant Russell;

(aaa)	“Transaction Documents” means this Agreement and the Warrant Indenture;

(bbb)	“TSX-V” means the TSX Venture Exchange;

(ccc)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations made thereunder;

(ddd)	“U.S. Person” has the meaning ascribed thereto in Rule 902(k) of Regulation S promulgated under the U.S. Securities Act;

(eee)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(fff)	“U.S. Securities Laws” means all applicable securities legislation in the United States, including without limitation, the U.S. Securities Act, the U.S. Exchange Act of 1934, the SEC Rules and any applicable state securities laws;

(ggg)	“Warrant” has the meaning ascribed thereto in the first paragraph of this Agreement;

(hhh)	“Warrant Indenture” means a Warrant Indenture to be dated as of the Closing Date between the Company and Computershare Trust Company of Canada, as warrant agent, establishing the terms of the Warrants; and

(iii)	“Warrant Shares” has the meaning given to it in the first paragraph of this Agreement.
Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders. References to “paragraph” and “Section” (unless otherwise indicated) are to the appropriate paragraphs and sections of this Agreement. Unless the context otherwise requires, any reference to a statute shall be deemed to include regulations made pursuant thereto, all amendments in force from time to time, and any statute or regulation that may be passed which has the effect of supplementing or superseding the statute or regulation referred to.
2. Representations, Warranties and Covenants of the Company
2.1 The Company hereby represents, warrants and covenants as follows to each of the Agents and acknowledges that each of the Agents is relying upon such representations, warranties and covenants in connection with its execution and delivery of this Agreement. All references in this

Section 2.1 to the Company shall, to the extent that the representations and warranties below are applicable to the Operating Subsidiary, be deemed to include the Operating Subsidiary.
(a)	A Registration Statement (as hereinafter defined) on Form S-1 with respect to the Offering has (i) been prepared by the Company in conformity with the requirements of the U.S. Securities Act, and the SEC Rules thereunder, (ii) been filed with the SEC under the U.S. Securities Act, and (iii) was declared effective under the U.S. Securities Act as of the Effective Time. Copies of such registration statement and the amendments thereto have been delivered by the Company to the Agents. As used in this Agreement, “Registration Statement” means such registration statement, as amended at the Effective Time, including all information contained in the Final U.S. Prospectus filed with the SEC pursuant to Rule 424(b) of the SEC Rules and deemed to be a part of the registration statement as of the Effective Time pursuant to paragraph (b) of Rule 430A of the SEC Rules. The SEC has not issued any order preventing or suspending the use of any Preliminary U.S. Prospectus;

(b)	The Company has prepared and filed the Preliminary Canadian Prospectus and Final Canadian Prospectus with the OSC, as principal regulator under MI 11-102 and the other Canadian Commissions. The Company has obtained the Preliminary Receipt and Final Receipt issued by the OSC, in its capacity as principal regulator. Copies of the Preliminary Canadian Prospectus and Final Canadian Prospectus have been delivered by the Company to the Agents;

(c)	Upon the filing or delivery to the Purchasers resident in the United States of the Final U.S. Prospectus, and at the Closing Date, as applicable, the Registration Statement (and any post-effective amendment thereto) and the Final U.S. Prospectus (as amended or as supplemented if the Company shall have filed with the SEC any amendment or supplement to the Registration Statement or the Final U.S. Prospectus) will contain all statements which are required to be stated therein in accordance with the U.S. Securities Act and the SEC Rules, complied or will comply, as applicable, in all material respects with the U.S. Securities Act and the SEC Rules, and did not or will not, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made, in the case of the Final U.S. Prospectus) not misleading, each Preliminary U.S. Prospectus, as of the date filed with the SEC, did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that no representation or warranty is made in this Section with respect to: (i) statements or omissions made in reliance upon and in conformity with written information furnished to the Company by the Agents expressly for inclusion in any Preliminary U.S. Prospectus, the Registration Statement, or the Final U.S. Prospectus, or any amendment or supplement thereto; or (ii) facts supplemented, modified or superseded by information or statements contained in the Prospectus Amendment relating to pricing of the Offering. The Company will not distribute any offering material in connection with the offering and sale of the Offered

Units, other than the Registration Statement, the Preliminary Prospectuses, the Prospectuses and any Prospectus Amendments;
(d)	On the date of filing of the Preliminary Canadian Prospectus with the Canadian Commissions and the date of filing of the Final Canadian Prospectus with the Canadian Commissions, as applicable, (i) all information and statements (except information and statements relating solely to the Agents), contained therein were true and correct in all material respects and contained no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Company, its business and properties, and the Securities (except for any facts supplemented, modified or superseded by the information or statements contained in the Canadian Supplemented Prospectus); (ii) no material fact or information has been omitted from such disclosure (except facts or information relating solely to the Agents) which is required to be stated in such disclosure or is necessary to make the information contained in such disclosure not misleading in light of the circumstances under which it was made (except for any facts supplemented, modified or superseded by the information or statements contained in the Canadian Supplemented Prospectus); and (iii) such documents complied in all material respects with the requirements of the Canadian Securities Laws;

(e)	The Company is, and will be at the Closing Date, a duly organized, validly subsisting legal entity established under the laws of the State of Delaware, is in good standing in its jurisdiction of incorporation, duly licensed or qualified as a foreign corporation for transaction of business and in good standing under the laws of each other jurisdiction in which its ownership or lease of property or the conduct of its business requires such license or qualification, except where the failure to be so qualified or in good standing or have such corporate power or authority would not, individually or in the aggregate, have a Material Adverse Effect and has all requisite power and authority to own, lease and operate its properties and assets as set out in the Preliminary Prospectuses and as will be set out in the Prospectuses, as applicable, and conduct its activities as contemplated thereby;

(f)	The Operating Subsidiary is, and will be at the Closing Date, a duly organized, validly subsisting legal entity established under the laws of England and Wales, is in good standing in its jurisdiction of incorporation and in good standing under the laws of each other jurisdiction in which its ownership or lease of property or the conduct of its business requires such license or qualification, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect and has all requisite corporate power and authority to own, lease and operate its properties and assets as set out in the Preliminary Prospectuses and as will be set out in the Prospectuses, as applicable, and conduct its activities as contemplated thereby;

(g)	The Company has no direct or indirect subsidiaries other than the Operating Subsidiary, and the Company beneficially owns, directly or indirectly, all of the issued and outstanding shares in the capital of the Operating Subsidiary free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, all of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Company of any interest in any of the shares or for the issue or allotment of any unissued shares in the capital of the Operating Subsidiary or any other security convertible into or exchangeable for any such shares;
(h)	Except as disclosed in the Prospectuses, the Company is, and will be at the Closing Date, the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to in the Preliminary Prospectuses and the Prospectuses, as applicable, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and neither the Company nor, to the best of the Company’s knowledge, any other party is in breach of or default under any agreement by which the Company holds an interest in a property, business or assets;

(i)	The Company is authorized to issue (a) up to 700,000,000 shares of its common stock, with a par value of US$0.001 per share, of ◆ which shares of common stock are validly issued and outstanding, fully paid and non-assessable, and (b) up to 500,000 shares of preferred stock, with a par value of US$0.001 per share, issuable in series, none of which is issued and outstanding and the Company is not subject to any pre-emptive or similar rights. The Company, at the Effective Time and upon the filing of the Prospectuses, had an authorized, issued and outstanding capitalization as set forth in the Registration Statement and the Prospectuses (other than the grant of additional options under the Company’s existing stock option plans, or changes in the number of outstanding shares of common stock of the Company due to the issuance of shares upon the exercise or conversion of securities exercisable for, or convertible into, shares of the Company’s common stock outstanding on the date hereof, and the issuance of the Securities pursuant to the Offering and such other securities issuable to the Agents as more particularly disclosed in the Prospectuses) and such authorized capital stock conforms to the description thereof set forth in the Registration Statement and the Prospectuses. The description of the authorized and issued securities of the Company in the Registration Statement and the Prospectuses is complete and accurate in all material respects;

(j)	The description of the convertible debt of the Company under the caption “Description of Capital Stock” in the Registration Statement and the Prospectuses is complete and accurate in all material respects;

(k)	Except as disclosed in the Prospectuses, no person has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of any securities of the Company from or by the Company and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any securities of the Company, are outstanding;
(l)	The Company has all requisite corporate power and authority and will take all actions required to: (i) enter into and deliver the Transaction Documents and to carry out all the terms and provisions hereof and thereof; and (ii) issue, sell and deliver the Securities in accordance with the provisions of the Transaction Documents, as applicable;

(m)	Except as disclosed in the Prospectuses, the Company is not in violation of its certificate of incorporation and bylaws or in breach or violation of any of the terms or provisions of, or in default (whether after notice or lapse of time or both) thereunder, and the execution, delivery, performance and compliance of or with the terms of this Agreement, the Warrants, the Compensation Options, the Warrant Indenture and the other Material Contracts to which it is a party, and the issue and sale of the Securities by the Company pursuant to the Prospectuses does not and will not result in any breach, violation or default, under (i) any of the Material Contracts, (ii) any indenture, mortgage, deed of trust, loan agreement or other agreement (written or oral) or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject where such breach, violation or default could have a Material Adverse Effect on the Company, (iii) its certificate of incorporation and bylaws, or (iv) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its business or properties;

(n)	The Offering complies in all material respects with Canadian Securities Laws and the U.S. Securities Act, except to the extent that exemptions therefrom have been obtained from the Canadian Commissions or the SEC, as applicable;

(o)	Other than as may be required by, and as have or will have been obtained prior to Closing under Canadian Securities Laws and the U.S. Securities Laws, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issue, sale and delivery of the Securities as contemplated in this Agreement or the consummation by the Company of the transactions contemplated in the Transaction Documents;

(p)	No order, ruling or determination having the effect of ceasing, suspending or restricting trading in any securities of the Company or the sale of the Securities have been issued and, to the best of the knowledge of the Company, no such proceedings, investigations or inquiries are pending or threatened;

(q)	The Offered Shares will be authorized after the execution of this Agreement and before Closing by the Company and, when issued and delivered and paid for as provided herein, will be validly issued, fully paid and non-assessable and will conform to the descriptions thereof in the Prospectuses; and the issuance of the Offered Shares is not subject to any pre-emptive or similar rights. The Warrants and the Compensation Options will, on Closing, be duly authorized and created by the Company and, when issued and delivered as provided herein, will be validly issued and will conform to the descriptions thereof in the Prospectuses. The Warrant Shares, the Compensation Option Shares and the Compensation Option Warrant Shares will, on Closing, be duly authorized and reserved for issuance pursuant to the terms of the Warrants, the Compensation Options and the Compensation Option Warrants, as applicable and, when issued and delivered by the Company upon valid exercise of the Warrants, the Compensation Options and the Compensation Option Warrants, as applicable, and payment of the applicable exercise price therefor, will be duly and validly issued, fully paid, and non-assessable and will not be subject to pre-emptive or similar rights;
(r)	Each of EFP Rotenberg, LLP, the current auditors of the Company, and Davie Kaplan, CPA, P.C., the former auditors of the Company, who have certified certain financial statements of the Company, are independent public accountants (the “Accountants”) with respect to the Company, as required by the U.S. Securities Laws and Canadian Securities Laws. The financial statements and the related notes included in the Preliminary Prospectuses, and the financial statements and the related notes that will be included upon the Effective Time of the Registration Statement and the filing of the Prospectuses will present fairly, in all material respects, the financial condition of the Company as of the dates thereof and the consolidated results of its operations and cash flows at the dates and for the periods covered thereby in conformity with generally accepted accounting principles (“GAAP”) applied in the United States on a consistent basis throughout the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim financial statements, to the extent that they may not include footnotes or may be condensed or summary statements). No other consolidated financial statements or schedules of the Company or any other entity are required by the U.S. Securities Act or the SEC Rules, or will be required by the U.S. Securities Act or the SEC Rules, to be included in the Preliminary U.S. Prospectus, the Registration Statement or the Final U.S. Prospectus or by Canadian Securities Laws to be included in the Canadian Prospectus. The consolidated financial statements of the Company and the related notes and schedules included in the Preliminary Prospectuses and to be included in the Registration Statement and the Prospectuses have been prepared, or will be prepared, as applicable, in conformity with the requirements of the U.S. Securities Laws and Canadian Securities Laws and present, or will present, as applicable, fairly the information shown therein;

(s)	There has not been any reportable event (within the meaning of section 4.11 of National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators) or reportable disagreements with the auditors or former auditors of the Company;

(t)	The Company’s auditors have not provided any material comments or recommendations to the Company regarding its accounting policies, internal control systems or other accounting or financial practices;

(u)	To the best knowledge of the Company, there is no pending change or contemplated change to any applicable law or regulation that would materially adversely affect the business of the Company or the business or legal environment under which the Company operates;
(v)	All information which has been prepared by the Company relating to the Company and its business, properties and liabilities and either publicly disclosed or provided to the Agents, including all financial, marketing, sales and operational information provided to the Agents is, as of the date of such information, true and correct in all material respects (other than forecasts, projections or other forward looking statements), and no fact or facts have been omitted therefrom which would make such information misleading. All such forecasts, projections and other forward looking statements are based on information which the Company believed to be true and correct in all material respects as of the date thereof;

(w)	Except as disclosed in the Prospectuses, as applicable, the Company is not a party, nor will the Company be a party, to any agreement, and, to the best knowledge of the Company, there is and will be no agreement among any other parties, which in any manner affects the voting control of any of the securities of the Company;

(x)	Except as disclosed in the Prospectuses, the Company does not have any loans or other indebtedness outstanding which have been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada)) with them;

(y)	Except as disclosed in the Prospectuses, with respect to each of the Leased Premises, the Company or the Operating Subsidiary occupies the Leased Premises, has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Company or the Operating Subsidiary occupies the Leased Premises is in good standing and in full force and effect. The performance of its obligations pursuant to and in compliance with the terms of this Agreement and the completion of the transactions described herein by the Company, will not afford any of the parties to such leases or any other person the right to terminate such lease or the Company’s or the Operating Subsidiary’s right to occupy and use the Leased Premises or, result in any additional or more onerous obligations under such leases;

(z)	No proceedings have been taken, instituted or, to the knowledge of the Company, are pending for the dissolution or liquidation of the Company;

(aa)	The Company shall use its reasonable commercial efforts to fulfill or cause to be fulfilled, at or prior to the Closing Date, each of the conditions set out in Section 7;

(bb)	The Company will promptly notify the Agents in writing if, prior to termination of the distribution of the Offered Securities, there shall occur any material change or change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or change in fact relating solely to the Agents) or any event or development involving a prospective material change or a change in a material fact or any other material change concerning the Company or any other change which is of such a nature as to result in, or could be considered reasonably likely to result in, a misrepresentation in the Registration Statement, the Prospectuses or a Prospectus Amendment, as they exist immediately prior to such change, or could render any of the foregoing, as they exist immediately prior to such change, not in compliance with any of the Applicable Securities Laws;
(cc)	Each of the Material Contracts to which the Company is a party has been (or will be at the Closing Time) duly executed and delivered by the Company, as the case may be, and constitute (or will constitute when executed) legal, valid and binding obligations of the Company, as the case may be, enforceable against it in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, and except as limited by the application of equitable principles when equitable remedies are sought and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(dd)	With the exception of the Material Contracts, there are no other material contracts of or pertaining to the Company other than contracts entered into by the Company in the ordinary course of its business;

(ee)	There are no legal or governmental actions, proceedings or investigations in existence to which the Company is a party or to which the property of the Company is subject or, to the best of the knowledge of the Company, contemplated or threatened, at law or in equity or before or by any federal, state, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which (i) could have a Material Adverse Effect on the Company, or (ii) question the validity of the issuance, sale or delivery, as applicable, of the Securities or the validity of any action taken or to be taken by the Company pursuant to or in connection with the Transaction Documents or any of the Material Contracts;

(ff)	There are no current or pending legal, governmental or regulatory investigations, actions, suits or proceedings involving the Company, its Operating Subsidiary, or, to the best of the Company’s knowledge, its officers or its directors that are required under the U.S. Securities Laws or in compliance with the Canadian Securities Laws to be described in the Preliminary Prospectuses or the Prospectuses, as applicable, that are not so described or that will not so be described;

(gg)	There are no contracts or other documents that are required under the U.S. Securities Act to be filed as exhibits to the Registration Statement that will not so be filed;

(hh)	Computershare Trust Company, N.A., at its principal office in Golden, Colorado has been duly appointed as the registrar and transfer agent for the shares of the

Company’s common stock and Computershare Investor Services Inc., at its principal office in Toronto, Ontario has been duly appointed as the co-registrar and co-transfer agent for the shares of the Company’s common stock;
(ii)	The shares of the Company’s common stock have been conditionally approved for listing on the TSX-V and the Company will use its commercially reasonable efforts to: (i) obtain final listing approval from the TSX-V as soon as reasonably possible following the Closing; and (ii) to maintain a listing for the shares of its common stock on the TSX-V. For greater certainty, it will not be considered reasonable to maintain such listing and status if to do so would hinder or impede, in any way, any effort on the part of the Company, if it is determined by the board of directors of the Company to be in the best interests of the Company or its shareholders, to effect, or to take any steps in furtherance of, any business combination (whether by way of a merger, plan of arrangement, consolidation, share or other security exchange transaction, recapitalization, asset acquisition or other transaction) involving any one or more of itself or any of its subsidiaries or affiliates and completed in accordance with Applicable Securities Laws;

(jj)	The Company will apply the net proceeds from the Offering substantially in accordance with the description set forth in the Prospectuses under the heading “Use of Proceeds”;

(kk)	Except as provided herein and except in respect of any Sub-Agent, there is no person, firm or corporation acting or purporting to act for the Company entitled to any brokerage or finder’s fee in connection with this Agreement or any of the transactions contemplated hereunder, and in the event any person, firm or corporation acting or purporting to act for the Company becomes entitled at law to any fee from the Agents, the Company covenants to indemnify and hold harmless the Agents with respect thereto and with respect to all costs reasonably incurred in the defence thereof;

(ll)	Other than as disclosed in the Prospectuses, since December 31, 2008:
(i)	there has been no material change (actual, anticipated, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) prospects, financial position, capital or control of the Company, taken as a whole;

(ii)	the Company has carried on its business in the ordinary course and there has been no transaction entered into by the Company which is material to the Company, taken as a whole, other than those in the ordinary course of business;

(iii)	the Company has not incurred or surrendered any right of material value; and

(iv)	there has been no material change in the capital or long term debt of the Company, taken as a whole;

(mm)	Other than as disclosed in the Prospectuses:
(i)	the Company is not liable for any material debts, liabilities or other obligations of any third party, whether by way of guarantee or indemnity or other contingent or indirect obligation;

(ii)	all indebtedness of the Company is being paid, or will be paid, in the ordinary course of business; and

(iii)	the Company is not a party to any agreement restricting the Company from engaging in any line of business which the Company currently engages or proposes to engage in or competing with any other person in any business in which the Company is currently engaged or proposes to engage in;
(nn)	Other than as disclosed in writing to the Agents, since its incorporation, the Company has not directly or indirectly declared or paid any dividend or declared or made any other distribution on any of its securities of any class, or directly or indirectly, redeemed, purchased or otherwise acquired any of its securities, or agreed to do any of the foregoing;

(oo)	Other than as disclosed in the Registration Statement and the Prospectuses or as disclosed in writing to the Agents, the Company has not entered into and does not have any present intention to enter into any agreement or acquire any securities in any other corporation or entity or to acquire or lease any other business operation which would be material to the business and operations of the Company, taken as a whole;

(pp)	The assets of the Company and its business and operations are insured against loss or damage with responsible insurers, and such coverage is in full force and effect, and the Company has not failed to promptly give any notice or present any material claim thereunder;

(qq)	All minute books and corporate records of the Company have been made available to McCullough O’Connor Irwin LLP, Canadian counsel to the Agents and Dorsey & Whitney LLP, U.S. counsel to the Agents, in connection with due diligence investigations of the Company, each minute book contained complete documentation in all material respects of all proceedings of the shareholders, the board of directors and all committees of the board of directors of the Company for their periods from their respective dates of incorporation, amalgamation or acquisition by the Company, as the case may be, to the date hereof, and there have been no meetings, resolutions or proceedings since the date of review which are material in the context of the Company, taken as a whole;

(rr)	The Company owns, or possesses adequate rights or licenses to use, all intellectual property (the “Intellectual Property”) necessary or material for use in connection with its business, except where the failure to so own or possess the same could not reasonably be expected to have a Material Adverse Effect on the Company;
(ss)	Other than as disclosed in the Registration Statement and the Prospectus, the Company either has good and marketable title to the Intellectual Property free and clear of any encumbrance (other than encumbrances disclosed in the Registration Statement and the Prospectuses) or holds a valid license agreement or arrangement to use the Intellectual Property and each such license agreement or arrangement to which the Company is a party to is valid and subsisting and, to the knowledge of the Company, is in good standing and there is no default thereunder;

(tt)	Other than as disclosed in writing to the Agents, to the best of the knowledge of the Company, no person has threatened, sent notice of, interfered with, infringed upon, misappropriated, or otherwise come into conflict with or commenced any legal proceeding claiming adverse ownership, invalidity or conflict with respect to any of the Intellectual Property or challenging any rights of the Company in and to any of the Intellectual Property, or the right of the Company to use any of the Intellectual Property;

(uu)	The Company has not threatened, sent notice of or commenced any legal proceeding challenging the intellectual property of any other person and, to the best of the knowledge of the Company, no other person is using any intellectual property which conflicts with, infringes upon or violates the rights of the Company in and to the Intellectual Property;

(vv)	The Company has taken (i) reasonable security measures to protect the confidentiality of all of its trade secrets necessary or desirable to conduct its business, and (ii) reasonable commercial efforts in accordance with sound business practices and judgment to establish, maintain and protect each of the material Intellectual Property rights that it owns or uses;

(ww)	All employees of, and consultants to, the Company have entered into proprietary rights or similar agreements with the Company in the forms provided to the Agents and, to the best of the Company’s knowledge, no employee of, or consultant to, the Company is in violation thereof;

(xx)	All persons having access to or knowledge of the Intellectual Property or any information of a confidential nature that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of the Company’s business have entered into non-disclosure agreements with the Company. To the best of the Company’s knowledge, there has been no breach of any of such agreement, except where such breaches would not have a Material Adverse Effect. To the best of the knowledge of the Company, the employment or engagement by the Company of such persons does not violate any non disclosure or non competition agreement between any such person and a third party;

(yy)	None of the shareholders, directors or officers of the Company or any associate or affiliate of any of the foregoing had, has or, to the best of the knowledge of the Company, intends to have any material interest, direct or indirect, in any material transaction contemplated by this Agreement, any of the Material Contracts, the Preliminary Prospectuses, the Prospectuses or the Registration Statement or in any proposed material transaction with the Company which materially affects, is material to or will materially affect the Company, except to the extent disclosed, or to be disclosed, as applicable, in the Preliminary Prospectuses, the Prospectuses or the Registration Statement;

(zz)	No relationship, direct or indirect, exists between the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other, or will exist, as applicable, which is required by the U.S. Securities Laws to be disclosed in the Registration Statement, the Preliminary U.S. Prospectus or the Final U.S. Prospectus or by Canadian Securities Laws to be disclosed in the Canadian Prospectus and is not so disclosed, or will not be disclosed, as applicable;

(aaa)	The Company has been and is in material compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance would not have a Material Adverse Effect, and has not engaged in any unfair labour practice;

(bbb)	All of the information provided to the Agents or to counsel for the Agents by the Company and, to the best of its knowledge, by its officers and directors and the holders of any securities or options to acquire any securities of the Company in connection with letters, filings or other supplemental information provided to the Financial Industry Regulatory Authority (“FINRA”) pursuant to FINRA Corporate Financing Rule 5110 is to the best of the Company’s knowledge true, complete and correct;

(ccc)	The Company is and will be at the Closing Time in compliance with all regulations relating to its contacts with the United States government, including, but not limited to, compliance with all Federal Acquisition Regulations (“FAR”) and agency-specific acquisition regulations that implement or supplement the FAR, such as the Defense Federal Acquisition Regulations of the United States Department of Defense, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ddd)	The Company has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing, and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Company; there are no actions, suits or proceedings threatened or pending against the Company in respect of taxes, governmental charges or assessments and there are no matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;
(eee)	Except as set forth in or otherwise contemplated by the Registration Statement or the Prospectuses, the Company possesses or has obtained all licenses, certificates, permits and other authorizations issued by, and has made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of its respective properties or the conduct of its respective businesses as described in the Preliminary Prospectuses and as will be described in the Registration Statement and the Prospectuses, as applicable (the “Permits”), except where the failure to possess, obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as disclosed in or contemplated by the Registration Statement or the Prospectuses, the Company has not received written notice of any proceeding relating to revocation or modification of any such Permit or has any reason to believe that such Permit will not be renewed in the ordinary course, except where the failure to obtain any such renewal would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(fff)	Each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of Title 26 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of Title 26 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of Title 26 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions;

(ggg)	There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated therewith (the “Sarbanes-Oxley Act”);

(hhh)	The Company maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;
(iii)	The Company has been and is in compliance with all applicable federal, state, municipal and local laws, statutes, ordinances, bylaws, regulations, orders, directives and decisions (the “Environmental Laws”) rendered by any ministry, department or administrative or regulatory agency (“Environmental Authority”) relating to the protection of human health and safety, the environment or pollutants, contaminants, chemicals, or industrial, toxic or hazardous wastes or substances (“Hazardous Substances”) and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to liability under any applicable Environment Laws, and there are no environmental audits, evaluations, assessments or studies relating to the Company;

(jjj)	The Company has not used or permitted to be used any of its assets or facilities, whether owned, leased, occupied, controlled or licensed or which it owned, leased, occupied, controlled or licensed at any prior time to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance except in compliance with all applicable Environmental Laws and Permits;

(kkk)	The Company has not received any notice of, or been prosecuted for, an offence alleging violation of or non-compliance with any Environmental Law, nor has it settled any allegation of violation or non-compliance short of prosecution. To the best knowledge of the Company, there are no orders of Environmental Authorities relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to the business or any property, facilities or assets (whether currently owned, leased, occupied, controlled or licensed or owned, leased, occupied, controlled or licensed at any time prior to the date hereof) of the Company;

(lll)	The Company has not received any notice from any Environmental Authority that its business or the operation of any of its properties, facilities or other assets is in violation of any Environmental Law or any Permit or that it is responsible (or potentially responsible) for the clean up of any Hazardous Substances at, on or beneath any of its property, facilities or other assets (whether currently owned, leased, occupied, managed, controlled or licensed, or owned, leased, occupied, managed, controlled or licensed at any time prior to the date hereof), or at, on or beneath any other land or in connection with any waste or contamination migration to or from any of the Company’s facilities or other assets;

(mmm)	The Company is not and, after giving effect to the offering and sale of the Offered Units and the application of the proceeds thereof as will be described in the Prospectuses, will not be an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the SEC promulgated thereunder;

(nnn)	Neither the Company nor its Operating Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or its Operating Subsidiary has taken any action, directly or indirectly, that has resulted or would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and its Operating Subsidiary and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(ooo)	The operations of the Company are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Company is subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened;

(ppp)	There are no transactions, arrangements and other relationships between and/or among the Company, and/or, to the knowledge of the Company, any of its affiliates and any unconsolidated entity, including, but not limited to, any structural finance, special purpose or limited purpose entity (each, an “Off Balance Sheet Transaction”) that could reasonably be expected to affect materially the Company’s liquidity or the availability of or requirements for its capital resources, including those Off Balance Sheet Transactions described in the SEC’s Statement about Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Release Nos. 33-8056; 34-45321; FR-61), required to be described in the Final U.S. Prospectus which have not been described as required;

(qqq)	The Company has not at anytime during the last five years (i) used any corporate funds for any unlawful contribution to any candidate for public office, or (ii)

made any payment to any federal or state government officer or official or other person charged with similar public duties, other than payments required or permitted by the laws of the applicable Jurisdictions; and
(rrr)	The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Offered Units.
2.2 The representations and warranties and covenants of the Company contained in this Section 2 shall be true and correct as of the Closing Date with the same force and effect as if then made by the Company.
3. Appointment of Agents
3.1 The Company hereby appoints the Canadian Agents to act as its exclusive agents, and the Canadian Agents hereby accept such appointment, to effect the sale of the Offered Units at a price of $◆ per Offered Unit, on a commercially reasonable efforts basis, (a) to persons resident in the Qualifying Provinces, and (b) through the U.S. Agent, to or for the benefit or account of U.S. Persons or persons in the United States. The Agents agree to use their reasonable best efforts to sell the Offered Units, but it is hereby understood and agreed that the Agents shall act as agents only and are under no obligation to purchase any of the Offered Units, although an Agent may subscribe for Offered Units, subject to applicable laws, if it so desires. Each of the Agents agrees to use commercially reasonable efforts to secure a distribution of the Offered Units that is broad enough to permit the Company to meet the original listing requirements of the TSX-V.
3.2 The Agents will have the right to form a sub-agency group including other qualified investment dealers (the “Sub-Agents”), and may determine the percentage fee payable to the members of such group, which fee will be paid by the Agents out of the Agency Fee.
3.3 For the purposes of this Section, the Agents shall be entitled to assume that the Offered Units are qualified for Distribution in any Jurisdiction where a receipt or similar document (including the Preliminary Receipt, Final Receipt and Supplemental Receipt issued by the OSC as principal regulator) for the applicable Prospectus shall have been obtained from the applicable regulatory authority following the filing of the Prospectuses.
3.4 The Agents shall give the Company reasonable notice of the United States jurisdictions in which they propose to offer and sell the Offered Units, and the Company shall fully and timely co-operate with the Agents and their counsel so as to prepare, execute and timely submit any and all filings which, in the view of the Agents, may be necessary in order to comply with the securities registration provisions of the U.S. Securities Act and applicable state laws.
3.5 Each of the Agents hereby severally, and not jointly, represents, warrants and covenants to the Company that:
(a)	it and each of its affiliates will and will use commercially reasonable efforts to cause any Sub-Agent utilized by the Agents for the purposes of this Section 3 to distribute the Offered Units to the public in Canada and in the United States directly and through other appropriately registered investment dealers and brokers or authorized persons only as permitted by Applicable Securities Laws and upon the terms and conditions set forth in the Prospectuses and in this Agreement;
(b)	it and each of its affiliates will and will use commercially reasonable efforts to cause any Sub-Agent for the purposes of this Section 3 to, in each case, use its respective commercially reasonable efforts to solicit subscriptions for and to offer the Offered Units for sale as agent of the Corporation and will do so in Canada and the United States only in compliance with all Applicable Securities Laws;

(c)	it, and each such affiliate will not and will use commercially reasonable efforts to cause any Sub-Agent to not, in connection with the Offering, make any representation or warranty with respect to the Offered Units, except pursuant to the Prospectuses;

(d)	it, and each such affiliate will and will use commercially reasonable efforts to cause any Sub-Agent, to, in connection with the Offering, provide Purchasers with (i) the Preliminary U.S. Prospectus, the Final U.S. Prospectus and any Prospectus Amendment (in the case of U.S. Persons); and (ii) the Preliminary Canadian Prospectus, the Final Canadian Prospectus and the Canadian Supplemented Prospectus (in the case of Purchasers resident in the Canadian Jurisdictions);

(e)	it has all necessary corporate authority to enter into this Agreement and complete the transactions to be completed by it under this Agreement on the terms and conditions set forth herein; and

(f)	it and each such affiliate as aforesaid is or will be duly qualified under Applicable Securities Laws in those Jurisdictions in which it, or its affiliates as aforesaid, will act as agent of the Corporation in connection with the Offering as to permit it to lawfully fulfil its obligations under this Agreement and will ensure that any Sub-Agent is so qualified.
3.6 An Agent will not be liable to the Company under this Section or Section 10 with respect to a default by any other Agent under this Section or Section 10 if the former Agent is not also in default.
3.7 The representations and warranties and covenants of the Agents contained in this Section 3 shall be true and correct as of the Closing Date with the same force and effect as if then made by the Agents.
4. Prospectus Filing
The Company agrees:
(a)	To prepare the pricing supplement to the Final U.S. Prospectus and any amendment thereto in a form approved by the Agents and to file such pricing supplement pursuant to Rule 424(b) under the U.S. Securities Act not later than the SEC’s close of business on the second business day following the execution and delivery of this Agreement or, if applicable, such earlier time as may be required by Rule 430A(a)(3) under the U.S. Securities Act; to advise the Agents, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any Prospectus Amendment has been filed and to furnish the Agents with copies thereof; to advise the Agents, promptly after it receives notice thereof, of the issuance by the SEC of any stop order or of any order preventing or suspending the use of any Preliminary U.S. Prospectus or the Final U.S. Prospectus, of the suspension of the qualification of the Offered Units or any other securities related thereto for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the SEC for the amending or supplementing of the Registration Statement or the Final U.S. Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary U.S. Prospectus or the Final U.S. Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;
(b)	To comply with, to the satisfaction of the Agents, the Canadian Securities Laws required to be complied with by the Company to qualify the distribution in the Qualifying Provinces of the Offered Units and that number of Compensation Options equal to 10% of the number of Offered Units sold pursuant to the Offering through the Agents. All legal requirements to enable the Distribution of the Offered Units and the Compensation Options shall be fulfilled on or prior to the Closing Date. Without limiting the generality of the foregoing, the Company shall, as soon as possible, prepare the Canadian Supplemented Prospectus, which will contain pricing information and which will be filed in each of the Qualifying Provinces no later than two Business Days after the date of this Agreement together with all necessary related documents;

(c)	To furnish promptly to the Agents and to counsel for the Agents a signed copy of the Registration Statement as originally filed with the SEC, and each amendment thereto filed with the SEC, including all consents and exhibits filed therewith and a signed copy of the Canadian Supplemented Prospectus in the English language as originally filed with the OSC, and the additional Qualifying Provinces, and each of the additional documents filed with the OSC, and the additional Qualifying Provinces, in connection with such filing. The Company shall cause commercial copies of the Prospectuses to be delivered to the Agents without charge, in such numbers and in such cities as the Agents may reasonably request by oral or written instructions to the printer of the Prospectuses given forthwith after the later of the date on which the Agents have provided such written instructions and the date on which the Supplemental Receipt has been issued. Such delivery shall be effected as soon as possible and, in any event, on or before the date which is two Business Days (or such later day as the Agents and the Company may agree upon) after the Supplemental Receipt has been issued. The commercial copies of the Prospectuses shall be identical in content to the electronically transmitted versions thereof filed with Canadian securities regulatory authorities pursuant to the System for

Electronic Document Analysis and Retrieval of the Canadian Securities Administrators in the case of the Canadian Supplemented Prospectus and applicable Prospectus Amendments and the electronically transmitted version filed on the SEC’s Electronic Data Gathering Analysis & Retrieval system for the Final U.S. Prospectus and applicable Prospectus Amendments;
(d)	To co-operate in all reasonable respects with the Agents to allow and assist the Agents to participate fully in the preparation of the Prospectuses and any Prospectus Amendment and shall allow the Agents and their counsel to conduct all due diligence investigations which the Agents may reasonably require to fulfill the Agents’ obligations as agents and to enable the Agents to execute any certificate required to be executed by the Agents in such documentation; and

(e)	The Company will use its commercially reasonable efforts to cause (i) its directors, executive officers and stockholders who will hold more than 2.5% of the Company’s outstanding shares of its common stock (or securities exercisable, exchangeable or convertible into shares of the Company’s common stock) on a fully-diluted basis immediately after the Closing, to enter into agreements (the “1 Year Lock-Up Agreements”), in the form attached as Schedule A to this Agreement, and (ii) its stockholders who will hold more than 1% of the outstanding shares of its common stock (or securities exercisable, exchangeable or convertible into shares of the Company’s common stock) on a fully-diluted basis immediately after the Closing and key employees to enter into agreements (the “6 Month Lock-Up Agreements”), in the form attached as Schedule B to this Agreement.
5. Distribution Period
5.1 The Company agrees:
(a)	To not file, during such period as the Prospectuses would be required to be delivered in connection with sales of the Securities by an underwriter or dealer in connection with the offering contemplated by this Agreement, (i) any amendment to the Registration Statement or supplement to the Final U.S. Prospectus or any Final U.S. Prospectus pursuant to Rule 424 of the SEC Rules, or (ii) any amendment or supplement to the Canadian Supplemented Prospectus, except as required by law, unless a copy thereof shall first have been submitted to the Agents within a reasonable period of time prior to the filing thereof and the Agents shall not have reasonably objected thereto in good faith. The Company shall in good faith discuss with the Agents any fact or change in circumstances (actual, anticipated, contemplated, proposed or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under this Section;

(b)	Commencing on the date hereof until the completion of the Distribution Period, to notify the Agents promptly, and will, if requested, confirm such notification in writing, (i) when any post-effective amendment to the Final U.S. Prospectus and the Canadian Supplemented Prospectus have been filed; (ii) of any request by the

SEC for any amendment to the Final U.S. Prospectus or for additional information or request by the Canadian Commissions for an amendment to the Canadian Supplemented Prospectus or for additional information; (iii) of the issuance by the SEC or a Canadian Commission of any stop or “cease trade” order suspending the effectiveness of the Final U.S. Prospectus or the Canadian Supplemented Prospectus or the initiation of any proceedings for that purpose or the threat thereof; (iv) of the Company becoming aware of the occurrence of any event that in the judgment of the Company makes any statement made in the Final U.S. Prospectus or the Canadian Supplemented Prospectus untrue in any material respect or that requires the making of any changes in the Final U.S. Prospectus or the Canadian Supplemented Prospectus in order to make the statements therein, in light of the circumstances in which they are made, not misleading; and (v) of receipt by the Company of any notification with respect to any suspension of the qualification of any of the Securities for offer and sale in any Jurisdiction. If at any time the SEC or a Canadian Commission shall issue any order suspending the effectiveness of the Final U.S. Prospectus or the Canadian Supplemented Prospectus in connection with the offering contemplated hereby, the Company will use its best efforts to obtain the withdrawal of any such order at the earliest possible moment. If the Company has omitted any information from the Final U.S. Prospectus or the Canadian Supplemented Prospectus it will use its best efforts to comply with the provisions of and make all requisite filings with the SEC, pursuant to Rule 430A in the case of the U.S. Final Prospectus, and pursuant to applicable Canadian Securities Laws in the case of the Canadian Supplemented Prospectus and to notify the Agents promptly of all such filings;
(c)	If, at any time when the Final U.S. Prospectus or the Canadian Supplemented Prospectus relating to the Securities is required to be delivered under Canadian Securities Laws or the U.S. Securities Act, the Company becomes aware of anything that, would, in the reasonable judgment of counsel to the Company or counsel to the Agents,
(i)	constitute a material change (actual, anticipated, contemplated, proposed or threatened, financial or otherwise) in the business, financial condition, affairs, operations, assets, liabilities or obligations (contingent or otherwise) or capital of the Company;

(ii)	is a material fact that has arisen or has been discovered which would have been required to have been stated in the Prospectuses or a Prospectus Amendment had the fact arisen or been discovered on, or prior to, the date of the Prospectuses or the Prospectus Amendment;

(iii)	constitute a change in any material fact or matter covered by a statement contained in the Prospectuses or any Prospectus Amendment which change is, or may be, of such a nature as to render any statement in the Prospectuses or any Prospectus Amendment misleading or untrue or which would result in a misrepresentation in Prospectuses or any Prospectus Amendment; or

(iv)	if for any other reason it is necessary, in the reasonable judgment of counsel to the Company or counsel to the Agents, at any time to amend or supplement the Prospectuses to comply with Canadian Securities Laws or the U.S. Securities Act;
the Company will promptly notify the Agents and, subject to Section 3 hereof, will promptly prepare and file with the Canadian Commissions or the SEC, as applicable, at the Company’s expense, a Prospectus Amendment that corrects such statement or omission or effects such compliance and will deliver to the Agents, without charge, such number of copies thereof as the Agents may reasonably request;
(d)	If during the Distribution Period there shall be any change in the Canadian Securities Laws or the U.S. Securities Act which, in the opinion of the Agents and their legal counsel, acting reasonably, requires the filing of a Prospectus Amendment, the Company shall promptly prepare and file such Prospectus Amendment, to the reasonable satisfaction of the Agents, with the appropriate Canadian Commissions in each of the Qualifying Provinces where such filing is required or with the SEC where such filing is required; provided that the Company shall not file any Prospectus Amendment or other document without first obtaining the approval of the Agents with respect to the form and content thereof, such approval not to be unreasonably withheld;

(e)	The Company will cooperate with the Agents and their counsel in connection with the registration or qualification of the Securities for offer and sale under the state securities or applicable blue sky laws of such jurisdictions in the United States as the Agents may reasonably request; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to general service of process in any jurisdiction where it is not now so subject;

(f)	For a period of two years from the Closing Date, the Company will furnish to the Agents, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of its shares of common stock or Warrants, other than any such reports or communications filed with the SEC pursuant to the SEC’s Electronic Data Gathering Analysis & Retrieval system and filed with the Canadian Commissions on SEDAR; and

(g)	Prior to filing with the SEC any reports containing the disclosure required by Item 701 of Regulation S-K pursuant to Rule 463 of the SEC Rules, to furnish a copy thereof to the counsel for the Agents and receive and consider its comments thereon, and to deliver promptly to the Agents a signed copy of each such report filed by it with the SEC.
5.2 During the Distribution Period, the Company shall promptly, and in any event within any applicable statutory time limitation, comply, to the reasonable satisfaction of the Agents, with all applicable filings and other requirements under the Canadian Securities Laws and the U.S. Securities Act as a result of any material fact or change referred to in Section 5.1 above.

5.3 The Company shall deliver promptly to the Agents signed and certified copies of all Prospectus Amendments and the Agents agree to provide the same to each person who has received the Final U.S. Prospectus or the Canadian Supplemented Prospectus.
5.4 For a period of two years following the Closing Date, the Company shall use its commercially reasonable best efforts to (i) preserve and maintain its corporate existence and remain a reporting issuer under the Applicable Securities Laws in the Qualifying Provinces not in default of any requirement of such Applicable Securities Laws, and (ii) have its shares of common stock remain listed for trading on the TSX-V. For greater certainty, it will not be considered reasonable to maintain such listing and status if to do so would hinder or impede, in any way, any effort on the part of the Company, if it is determined by the board of directors of the Company to be in the best interests of the Company or its shareholders, to effect, or to take any steps in furtherance of, any business combination (whether by way of a merger, plan of arrangement, consolidation, share or other security exchange transaction, recapitalization, asset acquisition or other transaction) involving any one or more of itself or any of its subsidiaries or affiliates and completed in accordance with Applicable Securities Laws.
6. Services Provided by Agents, Agency Fee and Servicing Fee
6.1 In return for the Agents’ services provided hereunder including but not limited to acting as the Company’s agents in arranging for the sale of the Offered Units, assisting it in the preparation of the Prospectuses and performing administrative work in connection with the sales of the Offered Units, the Company will pay a cash fee (the “Agency Fee”), by wire transfer, certified cheque, bank draft, deduction from the gross proceeds paid by the Agents to the Company or other mutually acceptable method at the Closing Time to the Agents, an amount equal to 8% of the total gross proceeds for Offered Units sold pursuant to the Offering. Of such Agency Fee, the Company will pay to the U.S. Agent an amount equal to 6% of the total gross proceeds for Offered Units sold to, or for the benefit or account, of U.S. Persons or persons in the United States by or through the U.S. Agent. The entire amount of the Agency Fee will be paid to the Canadian Agents, and the U.S. Agent’s Agency Fee will be paid directly by the Canadian Agents to the U.S. Agent out of the Agency Fee.
6.2 As further consideration for their services hereunder, the Company will issue to or at the direction of the Agents on the Closing Date non-transferable compensation options (the “Compensation Options”) entitling the Agents to purchase, in the aggregate, such number of Units as is equal to 12.5% of the number of Offered Units sold pursuant to the Offering. Of such Compensation Options, the U.S. Agent shall be issued that number of Compensation Options equal to 8% of the number of Offered Units sold to, or for the benefit or account, of U.S. Persons or persons in the United States by or through the U.S. Agent. The Agents expressly acknowledge that: (i) the distribution of such number of Compensation Options as is equal to 10% of the number of Offered Units sold under the Offering will be qualified under the Prospectuses; (ii) the distribution of the balance of Compensation Options (equal to 2.5% of the number of Offered Units sold under the Offering) will be issued pursuant to exemptions from applicable Canadian prospectus requirements and together with the securities issuable upon exercise thereof, will be subject to resale restrictions under applicable Canadian securities laws.
6.3 The Compensation Options will be exercisable one year following the Closing Date at a price equal to the Offering Price. The other terms governing the Compensation Options will be set out in the certificates representing the Compensation Options, the form of which will be subject to the approval of the Company and the Agents, acting reasonably, and will include provisions for the appropriate adjustment in the class, number and price of the securities issuable upon exercise of the Compensation Options upon the occurrence of certain events, including upon any subdivision, consolidation or reclassification of shares, payment of stock dividends or amalgamation of the Company.
6.4 The Company will also pay to Canaccord, on behalf of the Canadian Agents, by wire transfer, certified cheque, bank draft, deduction from the gross proceeds paid by the Agents to the Company or other mutually acceptable method at the Closing Time, a non-refundable due diligence fee of $15,000 (the “Due Diligence Fee”).
7. Closing Conditions
The Agents’ obligations hereunder shall be subject to the accuracy of the representations and warranties of the Company contained in this Agreement as of the date of this Agreement and as of the Closing Date, the performance by the Company of its obligations under this Agreement and the following conditions, which conditions may be waived by the Agents in whole or in part at any time:
(a)	The Final U.S. Prospectus and pricing Prospectus Amendment shall have been filed on a timely basis with the SEC in accordance with Section 4(a) and the Canadian Supplemented Prospectus shall have been filed on a timely basis with the Canadian Commissions in accordance with Section 4(b); no stop order suspending the effectiveness of the Registration Statement, the Final U.S. Prospectus or the Canadian Supplemented Prospectus or any part thereof or the qualification or registration of the Securities shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC, any Canadian Commission or the TSX-V; and any request of the SEC, any Canadian Commission or the TSX-V for inclusion of additional information in the Registration Statement, the Final U.S. Prospectus or the Canadian Supplemented Prospectus or otherwise shall have been complied with;

(b)	All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Securities, the Registration Statement, the Preliminary Prospectuses and the Prospectuses, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Agents, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters;

(c)	Wildeboer Dellelce LLP, Canadian counsel for the Company shall have furnished to the Agents a legal opinion dated the Closing Date, in form and substance satisfactory to counsel to the Agents in substantially the form attached hereto as Schedule C, which counsel in turn may rely upon the opinions of local counsel where they deem such reliance proper as to the laws other than those of the Province of Ontario and as to matters of fact, on certificates of the auditors of the

Company, public officials and officers of the Company and correspondence between public officials and TSX-V with respect to such matters set forth herein;
(d)	Boylan, Brown, Code, Vigdor & Wilson, LLP, U.S. counsel for the Company, shall have furnished to the Agents a legal opinion dated the Closing Date, in form and substance satisfactory to counsel to the Agents in substantially the form attached hereto as Schedule D;

(e)	Harter Secrest and Emery LLP, intellectual property counsel for the Company, shall have furnished to the Agents a legal opinion dated the Closing Date, in form and substance satisfactory to counsel to the Agents in substantially the form attached hereto as Schedule E;

(f)	At the time of filing of the Prospectuses, the Agents shall have received from each of EFP Rotenberg, LLP, the current auditors of the Company, and Davie Kaplan, CPA, P.C., the former auditors of the Company, a letter or letters, in form and substance satisfactory to the Agents, acting reasonably, addressed to the Agents and dated the date of such filing (i) confirming that they are independent public accountants within the meaning of the U.S. Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the SEC, and (ii) stating, as of the date of such filing (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectuses, as of a date not more than two Business Days prior to the date of such filing), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to Agents in connection with registered public offerings;

(g)	With respect to the letter or letters of each of EFP Rotenberg, LLP, the current auditors of the Company, and Davie Kaplan, CPA, P.L., the former auditors of the Company, referred to in the preceding paragraph (the “Initial Letters”), the Company shall have furnished to the Agents a letter (the “Bring-down Letter”) of such accountants, addressed to the Agents and dated the Closing Date (i) confirming that they remain independent public accountants within the meaning of the U.S. Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the SEC, (ii) stating, as of the date of the Bring-down Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Final U.S. Prospectus, as of a date not more than two Business Days prior to the date of the Bring-down Letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the Initial Letters, and (iii) confirming in all material respects the conclusions and findings set forth in the Initial Letters;

(h)	The Agents shall have received at the Closing Time certificates dated the Closing Date, addressed to the Agents and signed by or on behalf of the Company with respect to the constitutional documents of the Company, all resolutions of the directors of the Company relating to this Agreement, the incumbency and specimen signatures of signing officers of the Company and with respect to such other matters as the Agents may reasonably request;
(i)	The Agents shall have received at the Closing Time a certificate or certificates dated the Closing Date, addressed to the Agents signed by the Chief Executive Officer and by the Chief Financial Officer of the Company, certifying on behalf of the Company and without personal liability, after having made due enquiry and after having carefully examined the Registration Statement, the Prospectuses and any Prospectus Amendments, that:
(i)	since the respective dates as of which information is given in the Registration Statement or the Prospectuses as amended by any Prospectus Amendment (A) there has been no material adverse change (actual, anticipated, contemplated, proposed or threatened, whether financial or otherwise) in the business, financial condition, affairs, operations, assets, liabilities or obligations (contingent or otherwise) or capital of the Company, and (B) no transaction has been entered into by the Company which is material to the Company, other than as disclosed in the Registration Statement, the Prospectuses or the Prospectus Amendments, as the case may be;

(ii)	they have carefully examined the Registration Statement and the Prospectuses and, in their opinion (A) as of the Effective Date, the Registration Statement and the Prospectuses did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) since the Effective Date, no event has occurred which should have been set forth in a supplement or amendment to the Registration Statement or the Prospectuses which has not been so set forth;

(iii)	the Company has complied with and satisfied the covenants, terms and conditions of this Agreement on its part to be complied with and satisfied up to the Closing Time; and

(iv)	the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.
(j)	The Agents will be satisfied, in their sole discretion, with the due diligence review of the Company and the Operating Subsidiary and the respective business operations performed by them and their representatives;

(k)	Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the events set out in Section 9.1(a) to (g);

(l)	No Agent shall have discovered and disclosed to the Company on or prior to such Closing Date that the Registration Statement, the Final U.S. Prospectus or the Final Canadian Prospectus, or any amendment or supplement thereto contains an untrue statement of a fact which, in the reasonable opinion of the Agents is material or omits to state a fact which, in the reasonable opinion of the Agents, is material and is required to be stated therein or is necessary to make the statements therein not misleading;

(m)	The Agents shall have received such other certificates, statutory declarations, opinions, agreements or materials in form and substance satisfactory to the Agents as the Agents may reasonably request; and

(n)	At the Closing Time, the Company shall have issued to the Canadian Agents such number of shares of its common stock as are required pursuant to the Fiscal Advisory Fee Agreement dated as of June 29, 2009 between the Company and the Canadian Agents and the issuance of such shares shall be exempt from the prospectus requirement of Applicable Canadian Securities Laws.
8. Closing
8.1 The Closing will be effected as follows:
(a)	The purchase and sale of the Offered Units for which orders have been received shall be completed at the offices of Wildeboer Dellelce LLP, in the City of Toronto, at the Closing Time;

(b)	The delivery of the Offered Units shall be made to the Purchasers at the Closing Time in the form of one definitive certificate representing the Offered Shares and one definitive certificate representing the Warrants; each such certificate registered in the name of CDS & Co. (or as it may direct) against payment to the Company of the purchase price therefor;

(c)	At the Closing Time, the Agents will deliver to the Company, by wire transfer, certified cheque, bank draft or other mutually acceptable method, the aggregate purchase price for the Offered Units sold, being $◆ per Offered Unit issued, net of the Agency Fee, the Due Diligence Fee plus any amounts payable in respect of the Agents’ expenses as provided for in Section 13; and

(d)	The obligations of each of the Agents and the Company to complete the Closing shall be subject to the condition that subscriptions for a minimum of $6,000,000 of Offered Units have been received and not withdrawn on or before the Closing Date and subject to the condition that all applicable periods during which Purchasers may withdraw subscriptions under Canadian Securities Laws and the U.S. Securities Act shall have expired. Pending satisfaction of these conditions, proceeds from subscriptions will be held by the Agents or on their behalf by a suitable financial institution. If these conditions are not satisfied or the Closing does not occur for any reason the Agents shall ensure that the subscription proceeds received from prospective Purchasers are returned by the Agents to such Purchasers promptly without interest or deduction.
8.2 Subject to Section 7, if a material change or a change in a material fact such as is contemplated by Section 5.1 occurs prior to the Closing Date, the Closing Date shall be, unless the Agents otherwise agree in writing, and provided that all applicable periods during which Purchasers may withdraw subscriptions under Canadian Securities Laws and the U.S. Securities Act have expired, the sixth Business Day following the later of the date on which all applicable filings or other requirements of the Canadian Securities Laws and the U.S. Securities Act with respect to such material change or change in a material fact have been complied with in all applicable Jurisdictions and any appropriate receipts obtained for such filings and notice of such filings from the Company or its counsel have been received by the Agents and the date upon which the commercial copies of any Prospectus Amendments have been delivered in accordance with Section 5.3.
9. Rights of Termination
9.1 The Agents, or any one of them, shall be entitled, at their or its option, to terminate and cancel their or its obligations under this Agreement, by written notice to that effect given to the Company at any time prior to the Closing Time, if prior to the Closing Time:
(a)	any order to cease or suspend trading in any securities of the Company, or prohibiting or restricting the distribution of the Offered Units or the Compensation Options is made, announced or threatened, or proceedings are commenced, announced or threatened for the making of any such order, by any securities commission or similar regulatory authority, or by any other competent authority, and has not been rescinded, revoked or withdrawn;

(b)	any inquiry, investigation or other proceeding is commenced, announced or threatened or any order or ruling is issued under or pursuant to any law, or any change of law or the interpretation or administration thereof is enacted, announced or threatened, which, in the opinion of any Agent, acting reasonably, operates or would operate to prevent or materially restrict the trading in or the distribution of the Offered Shares or Warrants in any of the Jurisdictions or would materially adversely affect the marketability of the Offered Units;

(c)	trading in securities generally on the TSX-V or in the over-the-counter market shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market, by such exchange or by any other regulatory body or governmental authority having jurisdiction,

(d)	there should develop, occur or come into effect or existence any event, action, state (including terrorism), condition or major financial occurrence of national or international consequence or any action, law, regulation, enquiry or other occurrence of any nature whatsoever which, in the reasonable opinion of any Agent, or involve, materially adversely affects or involves, or will or could reasonably be expected to, materially adversely affect or involve, the marketability of the Offered Units, the Canadian, U.S. or international financial markets or the business, operations or affairs of the Company;

(e)	there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in any Jurisdictions shall be such), including, without limitation, as a result of terrorist activities after the date hereof, or any other calamity or crisis as to make it, in the judgment of the Agents, impracticable or inadvisable to proceed with the public offering or delivery of the Offered Units being delivered on such Closing Date on the terms and in the manner contemplated in the Prospectuses,

(f)	the state of the Canadian, U.S. or international financial markets is such that, in the opinion of any Agent, acting reasonably, the Offered Units cannot be marketed profitability;

(g)	there shall occur any material change or change in material fact which, in the reasonable opinion of the Agents, would be expected to have a significant adverse effect on the market price or value of the Offered Units;

(h)	the Agents are not satisfied, in their sole discretion, with the due diligence review of the Company and the Operating Subsidiary and the respective business operations performed by them and their representatives;

(i)	the Agents are advised that the TSX-V will not approve the listing of the shares of the Company’s common stock; or

(j)	Closing shall not have occurred within 90 days of the issuance of the Final Receipt.
9.2 The Company agrees that all terms and conditions in Section 7 shall be construed as conditions and complied with so far as they relate to acts to be performed or caused to be performed by it, that it will use its reasonable commercial efforts to cause such conditions to be complied with, and that any breach or failure by it to comply in all material respects with any such terms and conditions shall entitle any of the Agents to terminate its obligations under this Agreement by notice to that effect given to the Company at or prior to the Closing Time. The

Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their rights in respect of any other terms and conditions or any other subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if such waiver or extension is in writing and signed by all of the Agents.
9.3 The rights of termination contained in Section 9 may be exercised by any of the Agents and are in addition to any other rights or remedies any of the Agents may have in respect of any default, act or failure to act or non-compliance by the Company, in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of the terminating Agent to the Company or on the part of the Company to the terminating Agent except in respect of any liability which may have arisen prior to or after such termination under any of the Sections 10.8, 10.9 and 10.10. A notice of termination given by an Agent under Section 9.1 shall not be binding upon any other Agent.
10. Indemnification
10.1 The Company hereby agrees to indemnify and hold each of the Agents and each of their subsidiaries and affiliates, and each of their directors, officers, employees and agents (hereinafter referred to as the “Personnel”) harmless from and against any and all expenses, losses (other than loss of profits), fees, claims, actions (including shareholder actions, derivative actions or otherwise), damages, obligations, or liabilities, whether joint or several, and the reasonable fees and expenses of their counsel, that may be incurred in advising with respect to and/or defending any actual or threatened claims, actions, suits, investigations or proceedings to which the Agents and/or their Personnel may become subject or otherwise involved in any capacity under any statute or common law, or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance or professional services rendered to the Company by the applicable Agent and its respective Personnel hereunder (including the aggregate amount paid in reasonable settlement of any such actions, suits, investigations, proceedings or claims that may be made against the applicable Agent and/or its respective Personnel (collectively, the “Claims”)), provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:
(a)	the applicable Agent and/or its respective Personnel have been negligent or has committed wilful misconduct or any fraudulent act in the course of such performance; and

(b)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were primarily caused by the negligence, wilful misconduct or fraud referred to in (a).
10.2 Without limiting the generality of the foregoing, this indemnity shall apply to all reasonable expenses (including reasonable legal expenses), losses, claims and liabilities that the Agents may incur as a result of any action or litigation that may be threatened or brought against the Agents and/or their Personnel.

10.3 If for any reason (other than the occurrence of any of the events itemized in 10.1(a) and 10.1(b) above), the foregoing indemnification is unavailable to the Agents or any Personnel or is insufficient to hold the Agents or any Personnel harmless as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Agents or any Personnel on the other hand but also the relative fault of the Company and the Agents or any Personnel, as well as any relevant equitable considerations; provided that the Company shall in any event contribute to the amount paid or payable by the Agents or any Personnel as a result of such expense, loss, claim, damage or liability and any excess of such amount over the amount of the fees received by the Agents hereunder.
10.4 The Company agrees that in case any legal proceeding shall be brought against the Company, the Agents and/or any of their Personnel by any governmental commission or regulatory authority, or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Company, the Agents and/or any of their respective Personnel shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Company, the Agents shall have the right to employ their own counsel in connection therewith provided that the Agents act reasonably in selecting such counsel, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agents for time spent by their Personnel in connection therewith) and out-of-pocket expenses incurred by their Personnel in connection therewith shall be paid by the Company as they occur. Notwithstanding the foregoing, the Company shall not be obliged to reimburse the fees and expenses of more than one set of Canadian counsel and one set of U.S. counsel to the Agents and the Personnel.
10.5 Promptly after receipt of notice of the commencement of any legal proceeding against either of the Agents or any of their respective Personnel or after receipt of notice of the commencement or any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, the Agents will notify the Company in writing of the commencement thereof, and throughout the course thereof, will provide copies of all relevant documentation to the Company, will keep the Company advised of the progress thereof and will discuss with the Company all significant actions proposed.
10.6 The failure by the Agents to notify the Company will not relieve the Company of its obligations to indemnify the Agents and/or any such Personnel unless such failure prejudices any defences that might have been available to the Company. The Company shall, on behalf of itself and the Agents, and/or any such Personnel, as applicable, be entitled (but not required) to assume the defence of any suit brought to enforce such legal proceeding; provided, however, that the defence shall be conducted through legal counsel acceptable to the Agents and/or any such Personnel, as applicable, acting reasonably, that no settlement of any such legal proceeding may be made by the Company without the prior written consent of the Agents and/or any such Personnel, as applicable, and neither of the Agents nor any Personnel, as applicable, shall be liable for any settlement of any such legal proceeding unless it has consented in writing to such settlement, such consent not to be unreasonably withheld. The Agents and their Personnel shall have the right to appoint their own separate counsel at the Company’s cost, provided the Agents act reasonably in selecting such counsel and provided further that in no event shall the Company be responsible for the fees and expenses of more than one set of Canadian counsel and one set of U.S. counsel to the Agents and their Personnel.
10.7 The indemnity and contribution obligations of the Company shall be in addition to any liability, which the Company may otherwise have, shall extend upon the same terms and conditions to the Personnel of the applicable Agent and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the applicable Agent, and any of the Personnel of such Agent. The foregoing provisions shall survive the completion of professional service rendered under this Agreement.
10.8 The rights of indemnity contained in this Section 10 in respect of a claim based on a misrepresentation or omission or alleged misrepresentation or alleged omission in the Registration Statement, the Preliminary Prospectuses, the Prospectuses or the Prospectus Amendments shall not apply if the Company has complied with Section 7(a) and the person asserting such claim was not provided with a copy of the Registration Statement, the Preliminary Prospectuses, Prospectuses or a Prospectus Amendment (which is required under the applicable Canadian Securities Laws to be delivered to such person by the Agents or the Sub-Agents) which corrects such misrepresentation or omission or alleged misrepresentation or alleged omission provided that the Company has complied with its obligations pursuant to Section 4 and 5.
10.9 Neither the Company nor the Agents and/or any of their Personnel will, without the other’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Agent and/or any of its Personnel is a party thereto) unless such settlement, compromise, consent or termination includes a release of each applicable Agent and/or any of its Personnel from any liabilities arising out of such action, suit, proceeding, investigation or claim.
10.10 No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
11. General Limitations of Liability
The Company also agrees that none of the Agents and/or any of their Personnel shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with the Offering or any other matter or transaction contemplated by this Agreement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Company are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted from the negligence or wilful misconduct of the Agents and/or any of their Personnel or a breach by such Agents and/or any of their Personnel of their obligations under this Agreement.

12. Severability
If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.
13. Expenses
Whether or not the transactions contemplated by this Agreement shall be completed, except as specifically provided below, all expenses of or incidental to the issue, sale and delivery of the Offered Units and all expenses of or incidental to all other matters in connection with the Offering set out in this Agreement shall be borne directly by the Company, including, without limitation, fees and expenses payable in connection with the qualification of the Offered Units for distribution, the fees relating to the listing of the shares of the Company’s common stock on the TSX-V, all fees and disbursements of counsel to the Company, all fees and disbursements of counsel to the Agents and local counsel, all fees and expenses of the Company’s auditors, the fees and expenses relating to the marketing of the Offered Units (including, without limitation, “road shows”, marketing meetings and marketing documentation) and all reasonable out-of-pocket expenses of the Agents relating to this transaction including all travel expenses in connection with due diligence and marketing and all costs incurred in connection with the preparation, translation, filing, printing and mailing of the Prospectuses and Prospectus Amendments. Bolder acknowledges receipt from the Company of a retainer of $10,000 and Canaccord acknowledges receipt from the Company of a retainer of US$10,000. All reasonable expenses incurred by the Canadian Agents and the fees and disbursements of counsel to the Agents shall be payable forthwith upon receiving an invoice therefore.
14. Restriction on Further Sales
Without the prior written consent of Canaccord, on behalf of all of the Agents, such consent not to be unreasonably withheld, for a period beginning on the date hereof and ending 90 days after the Closing Date, the Company will not issue for sale or resale any shares or financial instruments or securities convertible into or exercisable or exchangeable for shares in its capital except as follows:
(a)	as described in or contemplated by the Prospectus;

(b)	the issuance of options and shares of common stock pursuant to and in accordance with share compensation arrangements adopted by the Company, including upon the due exercise of any options issued pursuant to such arrangements; or

(c)	in satisfaction of any debts or liabilities owed by the Company; provided that the issued price ascribed to the shares of common stock for such purposes shall not be less than the Offering Price.
15. Obligation of Agents
15.1 The rights and obligations of the Agents under this Agreement, including but not limited to the right and obligation to offer for sale the Offered Units, shall be several and not joint and several and shall be limited as regards each Agent to the percentage of the Offered Units set out opposite the name of such Agent below:

Canaccord Capital Corporation	35%
Bolder Investment Partners, Ltd.	35%
To be determined on a “jump ball” basis	30%
15.2 If any Canadian Agent fails to sell its applicable percentage of the Offered Units at the Closing Time, the remaining Canadian Agent shall have the right, but shall not be obligated, to offer or sell such Offered Units. Nothing in this Agreement shall obligate the U.S. Agent to sell the Offered Units. The U.S. Agent will make offers and sales of the Offered Units to U.S. Persons only as an agent for a Canadian Agent.
15.3 If any of the Canadian Agents shall exercise its right of termination under Section 9, the remaining Canadian Agent shall have the right, but shall not be obligated, to offer or sell all of the Offered Units, which would otherwise have been offered by such Canadian Agent which has so exercised its right of termination.
15.4 This Agreement will be construed in relation to each Agent as if separate agreements had been made between the Company and each Agent.
16. Survival of Representations and Warranties
The representations, warranties, obligations and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement or in connection with the purchase and sale of the Offered Units shall survive the purchase of the Offered Units and shall continue in full force and effect for a period of two years unaffected by any subsequent disposition of the Offered Units or the termination of the Agents’ obligations hereunder and shall not be limited or prejudiced by any investigation made by or on behalf of the Agents in connection with the preparation of the Preliminary Prospectuses, the Prospectuses, any Prospectus Amendment, the Registration Statement or the distribution of the Offered Units.
17. Time of the Essence
Time shall be of the essence of this Agreement.
18. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.
19. Funds
All funds referred to in this Agreement shall be in Canadian dollars, except as otherwise provided.

20. Notice
20.1 Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “Notice”) shall be in writing addressed as follows:
     If to the Company addressed and sent to:
Vuzix Corporation
75 Town Centre Drive
Rochester, New York, 14623
Attention: Paul J. Travers
Facsimile: (585) 359-4172
     with a copy to:
Wildeboer Dellelce LLP
Suite 800, Wildeboer Dellelce Place
365 Bay Street
Toronto, Ontario M5H 2V1

Attention: Robert Fonn
Fax:     416-361-1790
Boylan, Brown, Code, Vigdor & Wilson, LLP
2400 Chase Square
Rochester, New York 14604
Attention: Robert F. Mechur
Fax:     585-232-3528
     If to the Agents addressed and sent to:
Canaccord Capital Corporation
Suite 2200 — 609 Granville Street
P.O. BOX 10337, Pacific Centre
Vancouver, British Columbia V7Y 1H2
Attention: David Rentz
Fax:     604-643-7733

Bolder Investment Partners, Ltd.
Suite 800 — 1450 Creekside Drive
Vancouver, British Columbia V6J 5B3

Attention: Paul Woodward
Fax:     604-714-2326
Canaccord Adams Inc.
99 High Street, 12th Floor
Boston, Massachusetts 02110
Attention: Jennifer Pardi
Fax:     617-788-1553
     with a copy to:
McCullough O’Connor Irwin LLP
1100 — 888 Dunsmuir Street
Vancouver, British Columbia V6C 3K4
Attention: James Beeby
Fax:     604-687-7099
Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1
Attention: Kenneth G. Sam
Fax:     416-367-7371
or to such other address as any of the persons may designate by Notice given to the others.
20.2 Each Notice shall be personally delivered or sent by commercial courier to the addressee or sent by fax to the addressee and (i) a Notice which is couriered or personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered, and (ii) a Notice which is sent by fax shall be deemed to be given and received on the first Business Day following the day on which it is sent.
21. Entire Agreement
This Agreement and those provisions of the engagement letter agreement dated June 29, 2009 among the Company and the Canadian Agents that by their terms survive the execution of this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, provided however that to the extent any such provisions are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall govern.

22. Press Releases and Advertisements
From and after the date hereof, the Company shall provide the Agents with a copy of all press releases and advertisements to be issued by the Company concerning the Offering prior to the issuance thereof, and shall give the Agents a reasonable opportunity to provide comments on any such press release or advertisement.
23. Authority of Canaccord
Canaccord is hereby authorized by the other Agents to act on their behalf and the Company shall be entitled to and shall act on any Notice given in accordance with Section 4 or agreement entered into by or on behalf of the Agents by Canaccord, which represents and warrants that it has irrevocable authority to bind the Agents, except in respect of any consent to an admission of liability pursuant to Section 11 which consent shall be given by each of the Agents or a notice of termination pursuant to Section 9.1 which notice may be given by any of the Agents, or any waiver pursuant to Section 9.2, which waiver must be signed by all of the Agents. To the extent practicable, Canaccord agrees to use commercially reasonable efforts to consult with the other Agents concerning any material matters which may arise hereunder before it binds the Agents with respect to any such matters.
24. Attornment
24.1 Each of the Company and each Agent hereby agrees:
(a)	that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court;

(b)	that it irrevocably waives any right to, and will not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non convenience; and

(c)	it will not oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section 24.
25. Counterparts/Facsimile Signatures
This Agreement may be executed by any one or more of the parties to this Agreement in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The transmission by facsimile of a copy of the execution page hereof reflecting the execution of this Agreement by any party hereto shall be effective to evidence that party’s intention to be bound by this Agreement and that party’s agreement to the terms, provisions and conditions hereof, all without the necessity of having to produce an original copy of such execution page.

     If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the Agents upon which this letter as so accepted shall constitute an agreement among us.
     Yours truly,

CANACCORD CAPITAL CORPORATION

Per:

Authorized Signatory

BOLDER INVESTMENT PARTNERS, LTD.

Per:

Authorized Signatory

CANACCORD ADAMS INC.

Per:

Authorized Signatory

VUZIX CORPORATION

Per:

Authorized Signatory

Schedule “A”
1 Year Lock-Up Agreement
(See Attached)

Schedule B
6 Month Lock-Up Agreement
(See Attached)

Schedule C
Form of Opinion of Wildeboer Dellelce LLP
(See Attached)

Schedule D
Form of Opinion of Boylan, Brown, Code, Vigdor & Wilson LLP
(See Attached)

Schedule E
Form of Opinion of Harter Secrest and Emery LLP
(See Attached)